Exhibit 10.9

SECURITIES ESCROW AGREEMENT

This Securities Escrow Agreement (the " Agreement"), dated effective as of February 8, 2011, is entered into by and among Jordan Glatt, the majority shareholder of Ads In Motion, Inc., a Delaware corporation (the “Company”) (the “Pledgor”), the investors to that certain Securities Purchase Agreement, dated hereof, (the “Purchase Agreement”) named herein (collectively, the “Investors”), and Guzov Ofsink, LLC as escrow agent for the Investors (“Escrow Agent”). All capitalized terms used but not defined herein shall have the meanings assigned them in the Purchase Agreement as defined immediately below.

BACKGROUND

A.           Pursuant to the Purchase Agreement, the Company is selling, and the Investors are purchasing, the Original Issue Discount Senior Subordinated Secured Convertible Debentures of the Company (the “Debentures”) and five year warrants (“Warrants”) to purchase shares of the Company’s common stock, par value 0.0001 per share (“Common Stock”).

B.           The Pledgor owns 11,075,325 shares of Common Stock (the “Escrow Shares”), and will derive direct and indirect economic benefits from the transactions contemplated under the Purchase Agreement.

C.           In order to induce the Investors to enter into the Purchase Agreement and purchase the Debentures and Warrants from the Company, and as a condition thereto and in consideration of the benefits which will accrue to the Pledgor as a result thereof, the Pledgor agrees to deliver the Escrow Shares to an escrow account as security for the full and timely payment when due of the principal of, and interest on the Debentures, and all other payment obligations of the Company to the Investors and their affiliates under the Debentures, however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereafter contracted or acquired, and all modifications, extensions and renewals thereof (collectively, the “Obligations”).

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereto hereby agree as follows:

AGREEMENT

1. Recitals.  The parties hereto acknowledge that the aforementioned recitals are true and correct and agree that such recitals, together with the definitions set forth therein and in the preamble to this Agreement, are hereby incorporated into this Agreement by this reference.

2. Additional Shares.  All references to the Escrow Shares shall be appropriately adjusted to reflect any stock split, distribution, recapitalization or other similar arrangement affecting the Escrow Shares after the date of this Agreement.

3. Appointment of Escrow Agent. The Pledgor and the Investors hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions. The rights of the Investor in the Escrow Shares may be exercised by the Escrow Agent as agent for the Investors.  In such capacity, from time to time and at any time, the Escrow Agent may in the Escrow Agent’s sole discretion take any and all actions, exercise any and all rights and remedies, give any and all waivers and forbearances, and make any and all determinations and elections that the Investors are entitled to exercise under this Agreement and the Debentures.  The Pledgor will be entitled to rely solely on the actions of the Escrow Agent as binding all Secured Parties.

4. Establishment of Escrow.

            a. Within five business days following the Closing, the Pledgor shall deliver, or cause to be delivered, to the Escrow Agent (the “Escrow Account”) the Escrow Shares by directing the Escrow Shares to be held in the Escrow Account under the name “Guzov Ofsink, LLC as the Escrow Agent” subject to the satisfaction of the conditions under Section 7 of this Agreement. The Pledgor shall notify the Investors within a reasonable time that the Escrow Shares have been delivered to the Escrow Agent.

5. Representations of the Pledgor. The Pledgor hereby represents and warrants to the Investors as follows:

a.           All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of the Escrow Shares to any Investors hereunder, the Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

b. Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of any of the Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

c.  There are no existing purchase agreements, warrants, options, or other rights, agreements, arrangements or commitments of any character (whether or not exercisable), or obligations (whether formal or informal, written or oral, firm or contingent) or restrictions of any nature (other than restrictions on transferability under federal securities laws), relating to the Escrow Shares. The Pledgor also irrevocably agrees that other than in accordance with this Agreement, the Pledgor shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive the Escrow Shares).

d. The Pledgor is not a party to any agreement, arrangement or understanding, written or oral, creating rights in respect of the Escrow Shares in any person or entity or relating to the voting of the Escrow Shares.

e. The Escrow Shares represent the Pledgor’s entire ownership interest in the Company.

All representations, warranties and covenants made by the Pledgor contained in this Agreement shall survive the execution, delivery and performance of this Agreement until the Termination Date, as defined in Section 9 herein.

6. Event of Default.  An event of default shall occur upon the happening of any of the following (each, an “Event of Default”):

a. failure of timely payment of the Obligations beyond the applicable cure periods set forth in the Purchase Agreement and the Debentures;

b. as applicable, appointment of a receiver for, assignment for the benefit of creditors of, or the commencement of any insolvency or bankruptcy proceeding by or against the Pledgor; and/or

c. A breach of this Agreement by the Pledgor which, if capable of being cured, is not cured within five (5) Trading Days after written notice thereof to the Pledgor.

7. Disbursement of Escrow Shares. The Pledgor agrees that upon the occurrence of an Event of Default, the Obligations shall be due immediately and payable without notice, and the Investors and their affiliates may exercise the following  rights and remedies:

a. at the Investors’ option, without demand upon the Pledgor to instruct and notify the Escrow Agent with a written notice to sell such amount of the Shares as may be necessary to yield the sums then owed to the Investors as a result of an Event of Default; or

b. at the Investors’ option, without demand upon the Pledgor, to instruct the Escrow Agent with a written notice to transfer and register in the Investors’ own names (or in the names of their respective nominees), on a pro rata or any other basis agreed to by the Investors such amount of the Shares that are equal to all sums then owed the Investors.

For the purpose of this Section 8, the price of the Escrow Shares to be disbursed shall be the average of the VWAPs for the 20 consecutive Trading Days ending on the 20th Trading Day immediately prior to the date of such Event of Default (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period). “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market other than the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is then listed on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Upon the receipt of the a written instruction from a representative appointed by the Investors to the Escrow Agent, a copy of which shall be delivered simultaneously to the Pledgor, to disburse any Escrow Shares under this Section 7, the Escrow Agent shall promptly (but no later than five (5) Business Days after receipt of such joint writing) disburse such amount of the Escrow Shares as directed in such instructions; subject to compliance with any “blackout period” then in effect and applicable to the Pledgor with respect to the Company’s securities.

8. Tax Documents. The Pledgor covenants and agrees to provide the Escrow Agent with a certified tax identification number by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for the Pledgor. The Pledgor understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Shares.

9. Termination. This Agreement shall terminate upon the earliest to occur of the following (the “Termination Date”): (i) the indefeasible payment in full of the Obligations, (ii) none of the Debentures remain outstanding, (iii) following a “Change of Control” (as defined in the Debentures) to which the Secured Parties have consented, the earlier to occur of the following: (A) the Pledgor receives notice of termination, or is requested to resign, as Borrower’s President and Chief Executive Officer or (B) the Pledgor no longer serves on the Borrower’s Board of Directors, or (iv) the second anniversary of the date of this Agreement.  Thereafter, the Investors shall take such action and execute such documents as the Pledgor may request (and at the Guarantor’s cost and expense) in order to evidence the termination of this Agreement.

10. Return of Escrow Shares. If any Escrow Shares are deliverable and shall be returned to the Pledgor upon the termination of this Agreement, (i) the Escrow Agent covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of any such Escrow Shares to the Pledgor, and (ii) following its receipt of the documents referenced in Section 10(i) herein, the Escrow Agent covenants and agrees to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Escrow Shares in the applicable Pledgor’s name and delivers the same as directed by the Pledgor. Until such time as (if at all) any Escrow Shares are required to be delivered pursuant to this Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Pledgor. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Pledgor.

11. Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and Investors shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and the Investors are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent and the Investors. If Escrow Agent or any Investor is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 11 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and Investors shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares and any other obligations hereunder.

12. Exculpation and Indemnification of Escrow Agent and the Investors.

a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Agreement and instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. The Investors’ sole obligation under this Agreement is to provide a written instruction to Escrow Agent, directing the distribution of the Escrow Shares as provided in Section 7 hereof.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c.           The Pledgor and Investors hereby jointly indemnify and hold harmless the Escrow Agent and any of its principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, where such expense or loss is a result of Escrow Agent’s own willful misconduct or gross negligence, then Escrow Agent will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 12 shall survive the termination of this Agreement, and the resignation or removal of the Escrow Agent.

13. Compensation of Escrow Agent. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Pledgor. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Pledgor for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Pledgor. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Pledgor of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Pledgor, which approval shall not be unreasonably withheld.

14. Resignation of Escrow Agent. At any time, upon a ten-day written notice to the other parties hereto, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent jointly appointed by the Pledgor and the Investors the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Pledgor and Investors shall have failed to jointly appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

15. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

16. Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, or sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment to the addresses listed on the signature pages hereto.

17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be amended or modified only in writing signed by all of the parties hereto.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

20. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

21. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

22. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

PLEDGOR:
See attached Signature Pages

INVESTORS
See attached Signature Pages

ESCROW AGENT:
Guzov Ofsink, LLC

By:	/s/ Darren Ofsink
Name:	Darren Ofsink
Title:	Member
Address:	900 Third Avenue, 5th Floor, New York, NY 10022
Facsimile:	212-688-7273

INVESTORS’ SIGNATURE PAGE TO SECURITIES ESCROW AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Securities Escrow Agreement as of the date first written above.

By
Name:
Title:
Address:
Facsimile:

PLEDGOR SIGNATURE PAGE TO  SECURITIES ESCROW AGREEMENT

The Pledgor signing below represents that:

(a)	the Pledgor’s representations and warranties contained in this Agreement are complete and accurate and may be relied upon by the Investors and the Escrow Agent;

(b)	the Pledgor will notify the Escrow Agent immediately of any change in any of such representations and warranties, as well as any change to the information contained in this signature page;

(c)
the Pledgor hereby accepts and adopts the provisions of this Agreement and agrees to be bound thereby; and the Pledgor hereby assumes and agrees to satisfy and discharge, as applicable, any and all obligations applicable to the Pledgor under the Agreement;

(d)
the Pledgor has delivered his Escrow Shares, accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Investors to the Escrow Agent; and

(d)	the Pledgor agrees to execute such further and other assurances and to do such other acts as may reasonably be required to implement the intentions of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on this _______day of February, 2011.

Address of Pledgor:

Signature of Pledgor:

B	/s/ Jordan Glatt
Jordan Glatt